Exhibit 3.1

FOURTH AMENDED AND RESTATED

BYLAWS

OF

BIOGEN INC.

i

4.4	Chair and Vice Chair	21
4.5	The Chief Executive Officer	21
4.6	The President	21
4.7	The Vice President	21
4.8	The Secretary	21
4.9	The Assistant Secretary	22
4.10	The Chief Financial Officer	22
4.11	The Treasurer and Assistant Treasurers	22
4.12	Bond	22
4.13	Other Officers	23

ARTICLE 5 Notices		23

5.1	Delivery	23
5.2	Waiver of Notice	23

ARTICLE 6 Indemnification and Insurance		24

6.1	Indemnification	24
6.2	Advance Payment	27
6.3	Non-Exclusivity and Survival of Rights; Amendments	27
6.4	Insurance	27
6.5	Severability	27
6.6	Definitions	28
6.7	Notices	29

ARTICLE 7 Capital Stock		30

7.1	Certificates for Shares	30
7.2	Signatures on Certificates	30
7.3	Transfer of Stock	31
7.4	Registered Stockholders	31
7.5	Lost, Stolen or Destroyed Certificates	31

ARTICLE 8 General Provisions		31

8.1	Dividends	31
8.2	Dividend Reserve	31
8.3	Checks	32
8.4	Fiscal Year	32
8.5	Corporate Seal	32
8.6	Execution of Corporate Contracts and Instruments	32
8.7	Representation of Shares of Other Corporations	32

ARTICLE 9 Amendments		32

ii

FOURTH AMENDED AND RESTATED

BYLAWS

OF

BIOGEN INC.

(Adopted as of October 13, 2008; as amended through April 12, 2023)

ARTICLE 1

Offices

1.1 Registered Office

The registered office of the corporation shall be set forth in the certificate of incorporation of the corporation, as may be amended and restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices

The corporation may also have offices at such other places, either within or without the State of Delaware, as the Board of Directors (the “Board”) may from time to time designate or the business of the corporation may require.

ARTICLE 2

Meeting of Stockholders

2.1 Place of Meeting

Meetings of stockholders may be held at such place, either within or without of the State of Delaware, as may be designated by or in the manner provided in these bylaws, or, if not so designated, as determined by the Board. The Board may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication in the manner authorized by the General Corporation Law of the State of Delaware (the “DGCL”).

2.2 Annual Meeting

Annual meetings of stockholders shall be held each year at such place, date and time as shall be designated from time to time by the Board and stated in the notice of the meeting. At each such annual meeting, the stockholders shall elect directors to hold office until the next annual meeting of stockholders after their election and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. The stockholders shall also transact such other business as may properly be brought before the meeting.

To be properly brought before the annual meeting, nominations of persons for election to the Board must be made in accordance with the procedures set forth in Section 3.1 or 3.1A.

Subject to the last paragraph of this Section 2.2, to be properly brought before the annual meeting, business other than nominations of persons for election to the Board must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board or the Chair of the Board or the Chief Executive Officer, (b) otherwise properly brought before the meeting by or at the direction of the Board (or any committee thereof) or the Chair of the Board or the Chief Executive Officer, or (c) otherwise properly brought before the meeting by a stockholder of record of the corporation at the time of giving of notice of meeting pursuant to Section 2.4 and at the time of the meeting, who is entitled to vote at the meeting and who otherwise complies with this Section 2.2. For any proposed business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) above of this paragraph, the proposed business must constitute a proper matter for stockholder action. Any such stockholder may propose business to be brought before a meeting only if such stockholder has given timely notice to the Secretary of the corporation in proper written form of the stockholder’s intent to propose such business.

To be timely, the stockholder’s notice must be delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, or other method of delivery approved by the Board, and received at the principal executive offices of the corporation addressed to the attention of the Secretary of the corporation not less than ninety (90) days nor more than one hundred twenty (120) days in advance of the first anniversary of the date of the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the first anniversary of the previous year’s annual meeting of stockholders, notice by the stockholder must be received by the Secretary of the corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting and (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. For the purposes of these bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of stockholder’s notice as described above.

To be in proper form, a stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these bylaws, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class, series and number of shares of capital stock of the corporation that are owned beneficially and of record by the stockholder and such beneficial owner, (iv) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the corporation or with a value derived in whole or in part from the value of any class or series of shares of capital stock of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the capital stock of the corporation, (v) a description of any agreement, arrangement or understanding with respect to the proposal of business between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (vi) a description of any material interest of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made, in such business, (vii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (viii) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal and/or (b) otherwise to solicit proxies from stockholders in support of such proposal and (ix) any other information that is required to be provided by the stockholder pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder as amended from time to time (collectively, the “1934 Act”) in such stockholder’s capacity as a proponent of a stockholder proposal.

A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.2 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting and such update or supplement shall be delivered to, and received by, the Secretary at the principal executive offices of the corporation not later than five (5) business days after the later of (i) the record date for determining the stockholders entitled to receive notice of the annual meeting and (ii) the date notice of such record date is first publicly disclosed.

Except as otherwise provided by law, if the Chair of the Board (or such other person presiding at the meeting in accordance with these bylaws) determines in good faith that business was not properly brought before the meeting in accordance with the provisions of this Section 2.2 (including whether the stockholder or beneficial owner, if any, on whose behalf the proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s proposal in compliance with such stockholder’s representation as required by clause (viii) above of this Section 2.2), he or she may so declare to the meeting and any such business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.2, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such proposed business may have been received by the corporation. For purposes of this Section 2.2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

Compliance with this Section 2.2 and Sections 3.1 and 3.1A shall be the exclusive means for a stockholder to make nominations for director or submit other business to stockholders at an annual meeting (other than matters brought properly under and in compliance with Rule 14a-8 or other applicable rules and regulations under the 1934 Act).

2.3 Special Meetings Called by Directors or Officers

Special meetings of the stockholders shall be called for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, by the Secretary at the request of the Chair of the Board, the Chief Executive Officer or by a resolution duly adopted by the affirmative vote of a majority of the Board. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

2.3A Special Meetings Called by Stockholders

(a) Special meetings of the stockholders (each a “Stockholder Requested Special Meeting”) shall also be called by the Secretary upon the written request of a stockholder (or a group of stockholders formed for the purpose of making such request) who or which has Net Long Beneficial Ownership (as defined below) of 25% or more of the outstanding shares of common stock of the corporation (the “Requisite Percent”) as of the date of submission of the request, subject to Section 2.3A(b) below. Compliance by the requesting stockholder or group of stockholders with the requirements of this section and related provisions of these bylaws shall be determined in good faith by the Board, which determination shall be conclusive and binding on the corporation and the stockholders.

“Net Long Beneficial Ownership” (and its correlative terms), when used to describe the nature of a stockholder’s ownership of common stock of the corporation, shall mean those shares of common stock of the corporation as to which the stockholder in question possesses (a) the sole power to vote or direct the voting, (b) the sole economic incidents of ownership (including the sole right to profits and the sole risk of loss), and (c) the sole power to dispose of or direct the disposition. The number of shares calculated in accordance with clauses (a), (b) and (c) shall not include any shares (i) sold by such stockholder in any transaction that has not been settled or closed, (ii) borrowed by such stockholder for any purposes or purchased by such stockholder pursuant to an agreement to resell or (iii) subject to any option, warrant, derivative or other agreement or understanding, whether any such arrangement is to be settled with shares of common stock of the corporation or with cash based on the notional amount of shares subject thereto, in any such case which has, or is intended to have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such stockholder’s rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares or (B) offsetting to any degree gain or loss arising from the sole economic ownership of such shares by such stockholder.

(b) A request for a Stockholder Requested Special Meeting must be signed by the stockholders (or their duly authorized agents) having Net Long Beneficial Ownership of the Requisite Percent and be delivered to the Secretary at the principal executive offices of the corporation by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, or other method of delivery approved by the Board. Such request shall (i) set forth a statement of the specific purpose or purposes of the meeting and the matters proposed to be acted on at such special meeting, (ii) bear the date of signature of each such stockholder (or duly authorized agent) signing the request, (iii) as to each stockholder signing such request (or on whose behalf the request is signed), (A) set forth the name and address, as it appears in the corporation’s stock ledger, (B) set forth the class, if applicable, and the number of shares of common stock of the corporation as to which such stockholder has Net Long Beneficial Ownership, (C) include evidence of the fact of such stockholder’s beneficial ownership of such stock consistent with that which is required under Regulation 14A under the 1934 Act and (D) include a certification that the stockholder satisfies the Net Long Beneficial Ownership requirement of these bylaws, and (iv) include an acknowledgment by each stockholder signing such request (or on whose behalf the request is signed) and any duly authorized agent that any disposition of shares of common stock of the corporation as to which such stockholder has Net Long Beneficial Ownership as of the date of delivery of the special meeting request and prior to the record date for the proposed meeting requested by such stockholder shall constitute a revocation of such request with respect to such shares. In addition, the stockholder and any duly authorized agent shall promptly provide any other information reasonably requested by the corporation to allow it to satisfy its obligations under applicable law. Any requesting stockholder may revoke such stockholder’s request for a special meeting at any time by written revocation delivered to the Secretary at the principal executive offices of the corporation. If, following such revocation at any time before the date of the Stockholder Requested Special Meeting, the remaining stockholders signing such request (or on whose behalf the request is signed) have Net Long Beneficial Ownership in the aggregate of less than the Requisite Percent, the Board, in its sole discretion, may cancel the Stockholder Requested Special Meeting or the stockholder(s’) proposed business at the meeting.

(c) Notwithstanding the foregoing, the Secretary shall not be required to call a special meeting of stockholders if (i) the Board has called or calls an annual or special meeting of stockholders to be held not later than sixty (60) days after the date on which a valid request has been delivered to the Secretary (the “Delivery Date”) where the request contains the same item as any item on the agenda for such annual or special meeting; or (ii) the request (A) is received by the Secretary during the period commencing one hundred twenty (120) days prior to the first anniversary of the date of the prior year’s annual meeting and ending on the date of the next annual meeting; (B) contains an identical or substantially similar item (a “Similar Item”) to an item that was presented at any meeting of stockholders held within thirty (30) days prior to the Delivery Date (and, for purposes of this clause (B) the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), excluding, for purposes of determining what constitutes a Similar Item, ancillary items that are contained in the request solely to support the primary item(s) of such request; (C) relates to an item of business that is not a proper subject for action by the stockholders of the corporation under applicable law; or (D) was made in a manner that involved a violation of applicable law.

(d) Any Stockholder Requested Special Meeting shall be held at such date, time and place within or without the State of Delaware as may be fixed by the Board; provided, however, that the date of any Stockholder Requested Special Meeting shall be not more than sixty (60) days after the record date for such meeting (the “Meeting Record Date”), which shall be fixed in accordance with Section 2.11 of these bylaws and if the Board fails to designate, within ten (10) days after the Delivery Date, the Meeting Record Date, then such Meeting Record Date shall be twenty (20) days after the Delivery Date; provided further that, if the Board fails to designate, within ten (10) days after the Delivery Date, a date and time for a Stockholder Requested Special Meeting, then such meeting shall be held at 9:00 a.m. local time on the sixtieth (60th) day after the Meeting Record Date (or, if that day shall not be a business day, then on the next preceding business day); and provided further that in the event that the Board fails to designate a place for a Stockholder Requested Special Meeting within ten (10) days after the Delivery Date, then such meeting shall be held at the corporation’s principal executive offices. In fixing a date and time for any Stockholder Requested Special Meeting, the Board may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for meeting and any plan of the Board to call an annual meeting or a special meeting.

(e) Business transacted at any Stockholder Requested Special Meeting shall be limited to the purpose(s) stated in the request; provided, however, that nothing herein shall prohibit the corporation from submitting matters to a vote of the stockholders at any Stockholder Requested Special Meeting.

A stockholder providing notice of business proposed to be brought before a Stockholder Requested Special Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.3A shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the special meeting and such update or supplement shall be delivered to, and received by, the Secretary at the principal executive offices of the corporation not later than five (5) business days after the later of (i) the record date for determining the stockholders entitled to receive notice of the special meeting and (ii) the date notice of such record date is first publicly disclosed.

Except as otherwise provided by law, if the Chair of the Board (or such other person presiding at the Stockholder Requested Special Meeting in accordance with these bylaws) determines in good faith that business was not properly brought before the Stockholder Requested Special Meeting in accordance with the provisions of this Section 2.3A (including whether the stockholder or beneficial owner, if any, on whose behalf the proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s proposal in compliance with such stockholder’s representation as required by clause (viii) above of Section 2.2), he or she may so declare to the meeting and any such business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.3A, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such proposed business may have been received by the corporation. For purposes of this provision, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

2.4 Notice of Meetings

Except as otherwise provided by law, written notice of each meeting of stockholders, annual or special, stating the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which such special meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

When a meeting is adjourned to another place, date or time, notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, if any, date, time and means of remote communications, if any, of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted that might have been transacted at the original meeting.

2.5 List of Stockholders

The officer in charge of the stock ledger of the corporation or the transfer agent shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to gain access to such list shall be provided with the notice of the meeting.

2.6 Organization and Conduct of Business

The Chair of the Board or, in his or her absence, the Chief Executive Officer or President of the corporation or, in their absence, such person as the Board may have designated or, in the absence of such a person, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chair of the meeting. In the absence of the Secretary of the corporation, the secretary of the meeting shall be such person as the chair of the meeting appoints.

The chair of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her in order.

2.7 Quorum

Except where otherwise provided by law or the Certificate of Incorporation or these bylaws, the holders of a majority of the capital stock of the corporation issued and outstanding and entitled to vote, present in person or represented in proxy, shall constitute a quorum at all meetings of the stockholders.

2.8 Adjournments

Any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these bylaws, which time and place shall be announced at the meeting, by either the Chair of the Board or the holders of a majority of the shares of capital stock of the corporation present in person or represented by proxy at the meeting and entitled to vote, whether or not a quorum is present, without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.9 Voting Rights

Unless otherwise provided in the Certificate of Incorporation, stockholders represented at a meeting of the stockholders shall be entitled to cast one vote for each share of the capital stock of the corporation entitled to vote thereat having voting power held by such stockholder. For purposes of these bylaws, “votes cast” do not include abstentions or shares as to which a stockholder gives no authority or discretion, including “broker non-votes.”

2.10 Voting

When a quorum is present at any meeting other than with regard to the election of directors, a majority of the total number of votes of the corporation’s capital stock having voting power present in person or represented by proxy at the meeting and entitled to vote on such question shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the Certificate of Incorporation or of these bylaws, a different vote is required in which case such express provision shall govern and control the decision of such question. With respect to the election of directors, the voting standard shall be as set forth in Section 3.1 of these bylaws.

2.11 Record Date for Stockholder Notice, Voting, Payment and Written Consent

(a) For purposes of determining the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any right in respect of any change, conversion or exchange of shares of capital stock of the corporation or for the purpose of any other lawful action (other than the taking of action by written consent of the stockholders without a meeting which is governed by Section 2.11(b) below), the Board may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting nor more than sixty (60) days before any other action to which the record date relates. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting. If the Board does not so fix a record date, then: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such purpose.

(b) For purposes of determining the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board to fix a record date. The Board shall, within ten (10) days after the date on which such written notice is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board within ten (10) days after receipt of such written notice, when no prior action by the Board is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded, to the attention of the Secretary. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

2.12 Proxies

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date unless the proxy provides for a longer period. Subject to the limitation set forth in the last clause of the first sentence of this Section 2.12, a duly executed proxy that does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it, before the vote pursuant to that proxy, by a writing delivered to the corporation stating that the proxy is revoked or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy, or (ii) written notice of the death or incapacity of the maker of that proxy is received by the corporation before the vote pursuant to that proxy is counted.

2.13 Inspectors of Election

The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The corporation may designate one or more persons to act as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.

2.14 Inspectors of Written Consent

In the event of the delivery, in the manner prescribed by law or in these bylaws, to the corporation of the requisite written consent or consents to take corporate action or any related revocations thereof, the corporation may designate one or more persons for the purpose of promptly performing a ministerial review of the validity of such consents and revocations. The corporation may designate one or more persons to act as alternate inspectors to replace any inspector who fails to act. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. For the purpose of permitting the inspectors to perform such review, no action by written consent without a meeting shall be effective until such date as the independent inspectors certify to the corporation that the consents delivered to the corporation in accordance with applicable law and these bylaws represent at least the minimum number of votes that would be necessary to take the corporate action. Nothing contained in this Section 2.14 shall affect the right of the Board or any stockholder to contest the validity of any consent or revocation thereof, whether before or after such certification by the independent inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

ARTICLE 3

Directors

3.1 Number, Election, Tenure and Qualifications

The number of directors that constitute the entire Board shall be fixed from time to time by resolution adopted by a majority of the entire Board.

Except as otherwise provided in Section 3.2 below or at a special meeting of stockholders held for the purpose of electing directors, directors shall be elected at each annual meeting of stockholders and each director elected shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier resignation, removal from office, death or incapacity. Except in a contested election, the vote required for the election of a director by the stockholders shall be a majority of the votes cast in favor of the nominee. In a contested election, a director shall be elected by a plurality of the votes so cast in favor of the nominee. A contested election shall be one in which there are more nominees than positions on the Board to be filled at the meeting as of the fifth (5th) day prior to the date on which the corporation files its definitive proxy statement with the Securities and Exchange Commission. Any subsequent amendment or supplement of the definitive proxy statement shall not affect the status of the election.

Subject to the last paragraph of this Section 3.1, and subject to the rights of holders of any class or series of preferred stock of the corporation, if any, to nominate and elect a specified number of directors in certain circumstances, nominations of persons for election to the Board may be made (a) by or at the direction of the Board, (b) by any stockholder of the corporation (A) who was a stockholder of record at the time of giving of notice of meeting pursuant to Section 2.4 and at the time of the meeting, (B) who is entitled to vote for the election of directors at the applicable meeting, and (C) who complies with the notice procedures set forth in this Section 3.1 or (c) by any person who meets the requirements of and complies with the procedures set forth in Section 3.1A. Such nominations, other than those made by or at the direction of the Board or pursuant to Section 3.1A, shall be made pursuant to timely notice in proper written form to the Secretary of the corporation.

To be timely, a stockholder’s notice shall be delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, or other method of delivery approved by the Board, and received at the principal executive offices of the corporation addressed to the attention of the Secretary of the corporation in the case of an annual meeting not less than ninety (90) days nor more than one hundred twenty (120) days in advance of the first anniversary of the date of the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the first anniversary of the previous year’s annual meeting of stockholders, notice by the stockholder must be received by the Secretary of the corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting and (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

To be in proper form, a stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class, series and number of shares of capital stock of the corporation that are owned beneficially and of record by the person, (iv) a statement as to the person’s citizenship, (v) the completed and signed representation and agreement described below, (vi) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the 1934 Act, and (vii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and record address of the stockholder and of such beneficial owner, if any, (ii) the class, series and number of shares of capital stock of the corporation that are owned beneficially and of record by the stockholder and such beneficial owner, (iii) any Derivative Instrument directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the capital stock of the corporation, (iv) a description of any agreement, arrangement or understanding with respect to the nomination between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (v) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (vi) a representation whether the stockholder or the beneficial owner, if any, (a “Stockholder’s Representation”) intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding shares of capital stock required to elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such nomination. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as director of the corporation.

To be eligible to be a nominee for election or reelection as a director of the corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 3.1) to the Secretary of the corporation at the principal executive offices of the corporation a written representation and agreement that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law, (ii) is not and has not agreed to become, a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in such written representation and agreement and agrees to promptly disclose to the Board any such agreement, arrangement or understanding (whether written or oral) with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that such person becomes a party to at any time after the delivery of such written representation and agreement, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with, applicable law and all applicable rules of the securities exchanges upon which the securities of the corporation are listed and publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation. At the request of the corporation, each nominee for election as a director of the corporation must submit to the Secretary of the corporation all completed and signed questionnaires required of directors and officers. With respect to any nominee for election as a director of the corporation, such nominee shall agree to the conditional resignation policy as set forth in Section 3.16 of these bylaws.

Notwithstanding anything in the fourth paragraph of this Section 3.1 to the contrary, in the event that the number of directors to be elected to the Board is increased effective at the annual meeting and there is no public announcement by the corporation naming the nominees for the additional directorships at least one hundred twenty (120) days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders, a stockholder’s notice required by this Section 3.1 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (1) by or at the direction of the Board or any committee thereof or (2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time of giving of notice of meeting pursuant to Section 2.4 and at the time of the meeting, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 3.1. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by the third paragraph of this Section 3.1 shall be received by the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Nominations pursuant to Section 3.1A of these bylaws may not be made in connection with a special meeting of stockholders.

A stockholder providing notice of any nomination proposed to be made at an annual meeting or special meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3.1 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting and such update or supplement shall be delivered to, and received by, the Secretary at the principal executive offices of the corporation not later than five (5) business days after the later of (i) the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting and (ii) the date notice of such record date is first publicly disclosed.

In connection with any annual meeting of the stockholders (or, if and as applicable, any special meeting of the stockholders), if the Chair of the Board (or such other person presiding at such meeting in accordance with these bylaws) determines in good faith that a nomination was not made in accordance with the foregoing procedure (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with such Stockholder’s Representation as required by this Section 3.1), he or she shall so declare to the meeting and the defective nomination shall be disregarded by the Board. Notwithstanding the foregoing provisions of this Section 3.1, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 3.1, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

Compliance with Section 2.2 and this Section 3.1 shall be the exclusive means for a stockholder to make nominations for director or submit other business to the stockholders at an annual meeting (other than matters brought properly under and in compliance with Section 3.1A or Rule 14a-8 or other applicable rules and regulations under the 1934 Act).

3.1A Proxy Access for Director Nominations.

(a) Proxy Access. Whenever the Board solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 3.1A, the corporation shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by the Board, the name, together with the Required Information (as defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board by any stockholder or group of no more than twenty (20) stockholders (provided that a group of funds under common management and investment control shall be treated as one stockholder) that satisfies the requirements of this Section 3.1A (such stockholder or stockholders, and any person on whose behalf they are acting, the “Eligible Stockholder”), and who expressly elects at the time of providing the notice required by this Section 3.1A (the “Notice of Proxy Access Nomination”) to have its nominee included in the corporation’s proxy materials (including the proxy card) pursuant to this Section 3.1A. For purposes of this Section 3.1A, the “Required Information” that the corporation will include in its proxy statement shall be the information provided to the Secretary of the corporation concerning each Stockholder Nominee and Eligible Stockholder that is required to be disclosed in the corporation’s proxy statement pursuant to Section 14 of the 1934 Act, and if the Eligible Stockholder so elects, a written statement, not to exceed 500 words, in support of the Stockholder Nominee(s)’ candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 3.1A, the corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.

(b) Timeliness of Notice. To be timely, the Notice of Proxy Access Nomination must be delivered to, or received by, the Secretary of the corporation no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days before the anniversary of the date that the corporation filed its proxy statement for the previous year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting of stockholders is called for more than thirty (30) days earlier or later than the anniversary date of the most recent annual meeting of stockholders, then not later than the close of business on the earlier of (i) the tenth (10th) day after public announcement of the meeting date, or (ii) the sixtieth (60th) day prior to the date the corporation files its proxy statement in connection with the annual meeting of stockholders. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) Maximum Number of Stockholder Nominees.

(i) Maximum Number of Stockholder Nominees. The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed 25% of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 3.1A (the “Final Proxy Access Nomination Date”), or if such amount is not a whole number, the closest whole number below 25%, but not less than one. In the event that one or more vacancies for any reason occurs on the Board after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board resolves to reduce the size of the Board in connection therewith, the maximum number of Stockholder Nominees included in the corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced.

(ii) Persons Considered in Calculation of Maximum Number of Stockholder Nominees. The following persons shall be considered Stockholder Nominees for purposes of determining when the maximum number of Stockholder Nominees provided for in this Section 3.1A has been reached: (1) any Stockholder Nominee whom the Board decides to nominate as a Board nominee, (2) with respect to any stockholder meeting, any individual with respect to whom the corporation receives notice pursuant to Section 3.1 of these bylaws that a stockholder intends to nominate for election at such meeting, (3) any Stockholder Nominee who is subsequently withdrawn and (4) any director who had been a Stockholder Nominee at any of the preceding three annual meetings and whose reelection at the upcoming annual meeting is being recommended by the Board.

(iii) Ranking Stockholder Nominees. Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the corporation’s proxy materials pursuant to this Section 3.1A shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the corporation’s proxy statement. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 3.1A exceeds the maximum number of nominees provided for in this Section 3.1A, the highest ranking Stockholder Nominee who meets the requirements of this Section 3.1A from each Eligible Stockholder will be selected for inclusion in the corporation’s proxy materials until the maximum number is reached, whereby Eligible Stockholders disclosing the largest ownership of shares of common stock of the corporation in their respective Notice of Proxy Access Nomination submitted to the corporation receive priority based on the number of shares of common stock each Eligible

Stockholder so disclosed as owned. If the maximum number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 3.1A from each Eligible Stockholder has been selected, this process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

(d) Ownership. For purposes of this Section 3.1A, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of common stock of the corporation as to which the stockholder possesses Net Long Beneficial Ownership, as computed pursuant to the second paragraph of Section 2.3A(a) of these bylaws.

(e) Required Ownership Percentage; Minimum Holding Period. In order to make a nomination pursuant to this Section 3.1A, an Eligible Stockholder must have owned the Required Ownership Percentage (as defined below) of the corporation’s outstanding common stock (the “Required Shares”) continuously for the Minimum Holding Period (as defined below) as of both the date the Notice of Proxy Access Nomination is received by the Secretary of the corporation in accordance with this Section 3.1A and the record date for determining the stockholders entitled to vote at the annual meeting and must continue to own the Required Shares through the meeting date. For purposes of this Section 3.1A, the “Required Ownership Percentage” is 3% or more, and the “Minimum Holding Period” is 3 years.

(f) Information to be Provided.

(i) Information to be Provided by Eligible Stockholder. Within the time period specified in this Section 3.1A for delivering the Notice of Proxy Access Nomination, an Eligible Stockholder must provide the following information in writing to the Secretary of the corporation:

(A) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is delivered to, and received by, the Secretary of the corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date;

(B) a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the 1934 Act;

(C) the information, representations and agreements that are the same as those that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 3.1 of these bylaws;

(D) the consent of each Stockholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected;

(E) a representation that the Eligible Stockholder (1) presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting, (2) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the 1934 Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board, and (3) agrees to comply with all applicable laws and regulations applicable to the use, if any, of soliciting material;

(F) a representation as to the Eligible Stockholder’s intentions with respect to maintaining qualifying ownership of the Required Shares for at least one year following the annual meeting;

(G) an undertaking that the Eligible Stockholder agrees to (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the corporation or out of the information that the Eligible Stockholder provided to the corporation and (2) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 3.1A.

(ii) Information to be Provided by Stockholder Nominee. Within the time period specified in this Section 3.1A for delivering the Notice of Proxy Access Nomination, each Stockholder Nominee must deliver to the Secretary of the corporation the representations, agreements and other information required by the sixth paragraph of Section 3.1 of these bylaws.

(g) Notice of Defect. In the event that any information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the corporation of any defect in such previously provided information and of the information that is required to correct any such defect.

(h) Exclusions. The corporation shall not be required to include in its proxy materials for any meeting of stockholders, pursuant to this Section 3.1A, a Stockholder Nominee (i) for which the Secretary of the corporation receives a notice that a stockholder has nominated such Stockholder Nominee for election to the Board pursuant to the advance notice requirements for Stockholder Nominees for director set forth in Section 3.1 of these bylaws, (ii) whose election as a member of the Board would cause the corporation to be in violation of the rules and listing standards of the principal securities exchanges upon which the shares of common stock of the corporation are traded, or any applicable state or federal law, rule or regulation, (iii) who is an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (iv) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years, (v) if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, as determined by the Board or any committee thereof, or (vi) the Eligible Stockholder or applicable Stockholder Nominee fails to comply with its obligations pursuant to this Section 3.1A in all material respects.

(i) Invalidity. Notwithstanding anything to the contrary set forth herein, the Board or the chair of the meeting of stockholders shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation, if (i) the Stockholder Nominee(s) and/or the applicable Eligible Stockholder shall have breached its or their obligations under this Section 3.1A, as determined by the Board or the chair of the meeting or (ii) the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting of stockholders to present any nomination pursuant to this Section 3.1A.

(j) Group Membership. No person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 3.1A.

(k) Restrictions on Successive Nominations. Any Stockholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of such Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 3.1A for the next two annual meetings. For the avoidance of doubt, this Section 3.1A(k) shall not prevent any stockholder from nominating any person to the Board pursuant to and in accordance with Section 3.1 of these bylaws.

3.2 Enlargement and Vacancies

The number of members of the Board may be increased at any time as provided in Section 3.1 above. Sole power to fill vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be vested in the Board, and any directors so elected shall hold office until the next annual meeting of stockholders after their election and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death or incapacity; provided, however, that either the Board or the stockholders may fill any vacancy resulting from stockholder removal of a director. If there are no directors in office, then an election of directors may be held in the manner provided by statute. In the event of one or more vacancies in the Board, the remaining directors, except as otherwise provided by law or these bylaws, may exercise the powers of the full Board until the vacancies are filled.

3.3 Resignation and Removal

Any director may resign at any time upon written notice to the corporation at its principal place of business or to the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt of such notice unless the notice specifies such resignation to be effective at some other time or upon the happening of some other event. Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise specified in the Certificate of Incorporation.

3.4 Powers

The business of the corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

3.5 Place of Meetings

The Board may hold meetings, both regular and special, either within or without the State of Delaware.

3.6 Organizational Meetings

There shall be an organizational meeting of the Board each year for the purposes of organization, the appointment of officers and the transaction of other business. Organizational meetings shall be held at such time and place as may be determined from time to time by the Board.

3.7 Regular Meetings

Regular meetings of the Board may be held without notice at such time and place as may be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given prompt notice of such determination.

3.8 Special Meetings

Special meetings of the Board may be called by the Chair of the Board, the Lead Director (if any), the Chief Executive Officer or the President, or by the Secretary on the written request of two or more directors, or by one director in the event that there is only one director in office. Notice of the time and place, if any, of special meetings shall be delivered personally or by telephone to each director, or sent by first-class mail or commercial delivery service, or by electronic mail or other electronic means, charges prepaid, to such director’s business or home address as they appear upon the records of the corporation. In case such notice is mailed, at least two (2) days’ notice shall be provided to each director prior to the time of holding of the meeting. In case such notice is delivered personally or by telephone or by commercial delivery service, or electronic mail or other electronic means, at least twenty-four (24) hours’ notice shall be provided to each director prior to the time of the holding of the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

3.9 Quorum, Action at Meeting, Adjournments

At all meetings of the Board, a majority of directors then in office, but in no event less than one-third (1/3) of the entire Board, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by law or by the Certificate of Incorporation. For purposes of this Section 3.9, the term “entire Board” shall mean the number of directors last fixed by directors in accordance with these bylaws. If a quorum shall not be present at any meeting of the Board, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.10 Action Without Meeting

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee.

3.11 Telephone Meetings

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any member of the Board or any committee thereof may participate in a meeting of the Board or of any committee, as the case may be, by means of conference telephone or by any form of communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.12 Committees

The Board may, by resolution, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not the member or members present constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopting, amending or repealing any of these bylaws. Any such committee shall have such name as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and make such reports to the Board as the Board may request. Except as the Board may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these bylaws for the conduct of its business by the Board.

3.13 Fees and Compensation of Directors

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as director, or such other compensation as may be determined by the Board. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.14 Rights of Inspection

Any director shall have the right to examine the corporation’s stock ledger, a list of its stockholders and its other books and records.

3.15 Lead Director

The Board may designate a Lead Director from among its members from time to time, who shall be an independent director, with such duties and authority as determined by the Board.

3.16 Conditional Resignation

The Board shall not nominate for election as director any candidate who has not agreed to tender, promptly following the annual meeting at which he or she is elected as director, an irrevocable resignation that will be effective upon (a) the failure to receive the required number of votes for reelection at the next annual meeting of stockholders at which he or she faces reelection, and (b) acceptance of such resignation by the Board. In addition, the Board shall not fill a director vacancy or newly created directorship with any candidate who has not agreed to tender, promptly following his or her appointment to the Board, the same form of resignation.

If an incumbent director fails to receive the number of votes required for reelection, the Board (excluding the director in question) shall, within ninety (90) days after certification of the election results, decide whether to accept the director’s resignation, taking into account such factors as it deems relevant. Such factors may include, without limitation, the stated reason or reasons why stockholders voted against such director’s reelection, the qualifications of the director (including, for example, whether the director is an “audit committee financial expert”), and whether accepting the resignation would cause the corporation to fail to meet any applicable listing standards or would violate state law. The Board shall promptly disclose its decision and, if applicable, the reasons for rejecting the resignation in a filing with the Securities and Exchange Commission.

ARTICLE 4

Officers

4.1 Officers Designated

The officers of the corporation shall be chosen by the Board and shall include a Chief Executive Officer, a Secretary and a Chief Financial Officer or Treasurer. The Board may elect from among its members a Chair of the Board and a Vice Chair of the Board. The Board may also choose a President, one or more Vice Presidents, one or more assistant Secretaries or assistant Treasurers and such other officers as the Board deems appropriate from time to time. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these bylaws otherwise provide.

4.2 Appointment

The Board at its organizational meeting shall choose a Chief Executive Officer, a Secretary and a Chief Financial Officer or Treasurer. Other officers may be appointed by the Board at such meeting, at any other meeting, or by written consent, or in such other manner as is determined by the Board.

4.3 Tenure

Each officer of the corporation shall hold office until such officer’s successor is appointed and qualified, unless a different term is specified in the vote choosing or appointing such officer, or until such officer’s earlier death, resignation, removal or incapacity. Any officer may be removed with or without cause at any time by the Board. Any vacancy occurring in any office of the corporation may be filled by the Board, at its discretion. Any officer may resign by delivering such officer’s written resignation to the corporation at its principal place of business or to the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

4.4 Chair and Vice Chair

The Chair of the Board, if any, shall preside at all meetings of the Board and of the stockholders at which he or she shall be present. The Chair of the Board shall have and may exercise such powers as are, from time to time, assigned to him or her by the Board and as may be provided by law. In the absence of the Chair of the Board, the Vice Chair of the Board, if any, shall preside at all meetings of the Board and of the stockholders at which he or she shall be present. The Vice Chair of the Board shall have and may exercise such powers as are, from time to time, assigned to him or her by the Board and as may be provided by law.

4.5 The Chief Executive Officer

Subject to such supervisory powers, if any, as may be given by the Board to the Chair of the Board, the Chief Executive Officer (who may also be designated by the title of “President” unless a separate President shall be appointed) shall preside at all meetings of the stockholders and the Board in the absence of the Chair of the Board or if there be none, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board are carried into effect. He or she shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except to the extent that the other officers of the corporation may sign and execute documents when so authorized by these bylaws, the Board or the Chief Executive Officer.

4.6 The President

The President, if any, shall, in the event there be no Chief Executive Officer or in the absence of the Chief Executive Officer or in the event of his or her disability or refusal to act, perform the duties of the Chief Executive Officer, and when so acting, shall have the powers of and be subject to all the restrictions upon the Chief Executive Officer. The President shall perform such other duties and have such other powers as may from time to time be prescribed for such person by the Board, the Chair of the Board, the Chief Executive Officer or these bylaws.

4.7 The Vice President

The Vice President (or in the event there be more than one, the Vice Presidents in the order designated by the directors, or in the absence of any designation, in the order of their appointment), shall, in the absence of the President or in the event of his or her disability or refusal to act, perform the duties of the President, and when so acting, shall have the powers of and be subject to all the restrictions upon the President. The Vice President(s) shall perform such other duties and have such other powers as may from time to time be prescribed for them by the Board, the Chair of the Board, the Chief Executive Officer, the President or these bylaws.

4.8 The Secretary

The Secretary shall attend all meetings of the Board and the stockholders and record all votes and the proceedings of the meetings in a book to be kept for that purpose and shall perform like duties for the standing committees of the Board, when required. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and special meetings of the Board, and shall perform such other duties as may from time to time be prescribed by the Board, the Chair of the Board, the Chief Executive Officer, the President or these bylaws. The Secretary shall have custody of the seal of the corporation, and the Secretary, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the corporation and to attest the affixing thereof by his or her signature. The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the corporation’s transfer agent or registrar, as determined by resolution of the Board, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates, if any, issued for the same and the number and date of cancellation of every certificate surrendered for cancellation.

4.9 The Assistant Secretary

The Assistant Secretary, or if there be more than one, any Assistant Secretaries in the order designated by the Board (or in the absence of any designation, in the order of their appointment) shall assist the Secretary in the performance of his or her duties and, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board, the Chair of the Board, the Chief Executive Officer, the President or these bylaws.

4.10 The Chief Financial Officer

The Chief Financial Officer (who may also be designated by the separate title of “Treasurer” unless a separate Treasurer is appointed) shall consider the adequacy of, and make recommendations concerning, the capital resources available to the corporation to meet it projected obligations and business plans; report periodically to the Chief Executive Officer and the Board on financial results and trends affecting the business; have custody of the corporate funds and deposit and pay out such funds from time to time in such manner as may be prescribed by, or in accordance with the direction of, the Board; and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board, the Chair of the Board, the Chief Executive Officer, the President or these bylaws.

4.11 The Treasurer and Assistant Treasurers

The Treasurer (if one is appointed) shall, (i) if a Chief Financial Officer is appointed, have such duties as may be specified by the Chief Financial Officer to assist the Chief Financial Officer in the performance of his or her duties, and (ii) otherwise perform such duties and have other powers as may from time to time be prescribed by the Board, the Chair of the Board, the Chief Executive Officer, the President or these bylaws. It shall be the duty of any Assistant Treasurers to assist the Treasurer in the performance of his or her duties and to perform such other duties and have other powers as may from time to time be prescribed by the Board, the Chair of the Board, the Chief Executive Officer, the President or these bylaws.

4.12 Bond

If required by the Board, any officer shall give the corporation a bond in such sum and with such surety or sureties and upon such terms and conditions as shall be satisfactory to the Board, including without limitation a bond for the faithful performance of the duties of such officer’s office and for the restoration to the corporation of all books, papers, vouchers, money and other property of whatever kind in such officer’s possession or under such officer’s control and belonging to the corporation.

4.13 Other Officers

Such other officers as the Board may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board. The Board may delegate to any other officer of the corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE 5

Notices

5.1 Delivery

Whenever, under the provisions of law, or of the Certificate of Incorporation or these bylaws, written notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but: (a) such notice may be given by mail, addressed to such director or stockholder, at such person’s address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail or delivered to a nationally recognized courier service; and (b) unless written notice by mail is required by law, such notice may also be given by commercial delivery service, , electronic means or similar means addressed to such director or stockholder at such person’s address as it appears on the records of the corporation, in which case such notice shall be deemed to be given when delivered into the control of the persons charged with effecting such transmission, the transmission charge to be paid by the corporation or the person sending such notice and not by the addressee. Oral notice or other in-hand delivery, in person or by telephone, shall be deemed given at the time it is actually given.

5.2 Waiver of Notice

Whenever any notice is required to be given under the provisions of law or of the Certificate of Incorporation or of these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. In addition to the foregoing, notice of a meeting need not be given to any director who signs a waiver of notice or a consent, or electronically transmits the same, to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

ARTICLE 6

Indemnification and Insurance

6.1 Indemnification

(a) Each person who was or is made a party or is threatened to be made a party to or is involved in (as a witness or otherwise) any action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative in nature (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative (in the event of death or disability of such person) is or was a director or officer of the corporation (or any predecessor) or is or was serving at the request of the corporation (or any predecessor) as a director, officer, employee, fiduciary, representative, partner or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan sponsored or maintained by the corporation, or other enterprise (or any predecessor of any of such entities), whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee, fiduciary, representative, partner or agent or in any other capacity while serving as a director, officer, employee, fiduciary, representative, partner or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that except as provided in Section 6.1(c) below, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section 6.1 shall be a contract right subject to the terms and conditions of this Article 6.

(b) To obtain indemnification under this Section 6.1, a claimant shall submit to the corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification; provided, however, that the failure of a claimant to so notify the corporation shall not relieve the corporation of any obligation which it may have to the claimant under this Section 6.1 or otherwise except to the extent that any delay in such notification actually and materially prejudices the corporation. Upon written request by a claimant for indemnification pursuant to the preceding sentence, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (A) by the Board by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum, or (B) by a committee of Disinterested Directors designated by majority vote of the Disinterested Directors, even though less than a quorum, or (C) if there are no Disinterested Directors or the Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the claimant, or (D) if a quorum of Disinterested Directors so directs, by the stockholders of the corporation.

In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board unless there shall have occurred within two years prior to the date of the commencement of the proceeding for which indemnification is claimed a “Change of Control” (as hereinafter defined), in which case Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board. In either event, the claimant or the corporation, as the case may be, shall give written notice to the other advising it of the identity of the Independent Counsel so selected. The party so notified may, within ten (10) days after such written notice of selection shall have been given, deliver to the corporation or to the claimant, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent

Counsel so selected does not meet the requirements of Independent Counsel as defined in Section 6.6, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within thirty (30) days after submission by the claimant of a written request for indemnification pursuant to Section 6.1(b), no Independent Counsel shall have been selected and not objected to, either the corporation or the claimant may petition the Court of Chancery of the State of Delaware for resolution of any objection which shall have been made by the corporation or the claimant to the other’s selection of Independent Counsel or for the appointment as Independent Counsel of a person selected by the Court of Chancery or by such other person as the Court of Chancery shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel hereunder. The corporation shall pay any and all fees and expenses of Independent Counsel reasonably incurred in connection with acting pursuant to Section 6.1(b), and the corporation shall pay all reasonable fees and expenses incident to the procedures of Section 6.1(b), regardless of the manner in which such Independent Counsel was selected or appointed. Upon the due commencement of any judicial proceeding pursuant to Section 6.1(c), Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

If the person, persons or entity empowered or selected under this Section 6.1(b) to determine whether the claimant is entitled to indemnification shall not have made a determination within ninety (90) days after receipt by the corporation of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and the claimant shall be entitled to such indemnification, absent (i) a misstatement by the claimant of a material fact, or an omission of a material fact necessary to make the claimant’s statement(s) not materially misleading, in connection with the request for indemnification or (ii) a prohibition of such indemnification under applicable law.

If it is determined that the claimant is entitled to indemnification, the corporation shall pay the claimant within twenty (20) business days after such determination any then known amounts with respect to which it has been so determined that the claimant is entitled to indemnification hereunder and will pay any other amounts thereafter incurred for which the claimant is entitled to indemnification within twenty (20) business days of the corporation’s receipt of reasonably detailed invoices for such amounts.

(c) In the event that (i) a determination is made pursuant to Section 6.1(b) that the claimant is not entitled to indemnification, (ii) advancement of expenses is not timely made pursuant to Section 6.2 or (iii) a claim for indemnification under Section 6.1 is not paid in full by the corporation within twenty (20) business days after a determination has been made that the claimant is entitled to indemnification, the claimant may at any time thereafter bring suit against the corporation to determine his entitlement to such indemnification or advancement of expenses and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. If a Change of Control shall have occurred, in any judicial proceeding commenced pursuant to this Section 6.1(c), the corporation shall have the burden of proving that the claimant is not entitled to indemnification. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standard of conduct that makes it permissible under the DGCL for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including the Board, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor the fact that the corporation (including the Board, Independent Counsel or stockholders) has determined that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the claimant has not met the applicable standard of conduct.

(d) If a determination shall have been made pursuant to this Section 6.1 that the claimant is entitled to indemnification, the corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 6.1(c) above, absent (i) a misstatement by the claimant of a material fact, or an omission of a material fact necessary to make the claimant’s statements not materially misleading in connection with a request for indemnification or (ii) a prohibition of such indemnification under applicable law. The corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 6.1(c) above that the procedures and presumptions of this Article 6 are not valid, binding and enforceable and shall stipulate in such proceeding that the corporation is bound by all the provisions of this Article 6.

(e) With respect to any proceeding for which indemnification is sought hereunder, so long as there shall not have occurred a Change in Control, the corporation, in its sole discretion, will be entitled to participate in such proceeding at its own expense and, except as provided below, to assume the defense of, and to settle, such proceeding. After notice from the corporation to the claimant of its election so to assume the defense thereof, the corporation will not be liable to the claimant under this Article 6 for any legal or other expenses subsequently incurred by the claimant in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The claimant shall have the right to employ its counsel in such proceeding but the fees and expenses of such counsel incurred after notice from the corporation of its assumption of the defense thereof shall be at the expense of the claimant unless (i) the employment of counsel by the claimant has been authorized by the corporation, (ii) the claimant shall have reasonably concluded that there may be a conflict of interest between the corporation and the claimant in the conduct of the defense of such proceeding or (iii) the corporation shall not in fact have employed counsel to assume the defense of such proceeding, in each of which cases the fees and expenses of counsel shall be at the expense of the corporation. The corporation shall not be entitled to assume the defense of any proceeding brought by or on behalf of the corporation or as to which the claimant shall have made the conclusion provided for in clause (ii) of the immediately preceding sentence. The claimant shall not compromise or settle any claim or proceeding, release any claim, or make any admission of fact, law, liability or damages with respect to any losses for which indemnification is sought hereunder without the prior written consent of the corporation, which consent shall not be unreasonably withheld (subject to the terms and conditions of this Article 6, including any determination required by Section 6.1(b) or by applicable law). The corporation shall not be liable for any amount paid by the claimant in settlement of any proceeding or any claim therein, unless the corporation has consented to such settlement or unreasonably withholds consent to such settlement.

(f) If the claimant is a party to or involved in a proceeding with any other person(s) for whom the corporation is required to indemnify or advance expenses with respect to such proceeding, the corporation shall not be required to indemnify against or advance expenses for more than one law firm to represent collectively the claimant and such other person(s) in respect of the same matter unless the representation of the claimant and such other person(s) gives rise to an actual or potential conflict of interest.

6.2 Advance Payment

The right to indemnification under this Article 6 shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the corporation within twenty (20) business days after the receipt by the corporation of a statement or statements from the claimant requesting and reasonably evidencing such advance or advances from time to time; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under Section 6.1 above or otherwise.

6.3 Non-Exclusivity and Survival of Rights; Amendments

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article 6 shall not be deemed exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to actions in such person’s official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of the provisions of this Article 6 shall not in any way diminish or adversely affect the rights or protections of any director, officer, employee or agent of the corporation hereunder in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

6.4 Insurance

The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, representative, partner or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan sponsored or maintained by the corporation, or other enterprise (or any predecessor of any of such entities) against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

6.5 Severability

If any word, clause, provision or provisions of this Article 6 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article 6 (including, without limitation, each portion of any section or paragraph of this Article 6 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article 6 (including, without limitation, each such portion of any section or paragraph of this Article 6 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

6.6 Definitions

For the purpose of this Article 6:

“Change of Control” shall mean:

(1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act (a “Person”)), directly or indirectly, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of either (i) the then outstanding shares of common stock of the corporation (the “Outstanding Corporation Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this part (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the corporation or any acquisition from other stockholders where (A) such acquisition was approved in advance by the Board and (B) such acquisition would not constitute a Change of Control under part (2) or part (4) of this definition, (ii) any acquisition by the corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the corporation or any corporation controlled by the corporation, or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of part (4) of this definition; or

(2) the acquisition by any Person, directly or indirectly, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of either (i) the Outstanding Corporation Common Stock or (ii) the Outstanding Corporation Voting Securities; or

(3) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (or such committee thereof that shall then have the authority to nominate persons for election as directors) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board; or

(4) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the corporation (a “Business Combination”), in each case, unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation

Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the corporation or all or substantially all of the corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(5) approval by the stockholders of a complete liquidation or dissolution of the corporation.

“Disinterested Director” shall mean a director of the corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

“Independent Counsel” shall mean a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the corporation or the claimant in any matter material to any such party, or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not shall include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the corporation or the claimant in an action to determine the claimant’s rights under this Article 6.

6.7 Notices

Any notice, request or other communication required or permitted to be given to the corporation under this Article 6 shall be in writing and either delivered in person or sent by telecopy or other electronic transmission, overnight mail or courier service, or certified or registered mail, postage or charges prepaid, return copy requested, to the Secretary of the corporation and shall be effective only upon receipt by the Secretary.

ARTICLE 7

Capital Stock

7.1 Certificates for Shares

The shares of capital stock of the corporation shall be represented by certificates or, where approved by the Board and permitted by law, shall be uncertificated. Certificates representing shares of capital stock of the corporation shall be signed by, or in the name of the corporation by, the Chair of the Board, the Chief Executive Officer, the President or a Vice President and by the Chief Financial Officer, the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation. Certificates or uncertificated shares may be issued for partly paid shares and in the case of certificated shares, upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.

If the corporation shall be authorized to issue more than one class of capital stock of the corporation or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of capital stock of the corporation or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required by the DGCL or a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of capital stock of the corporation or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

7.2 Signatures on Certificates

Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3 Transfer of Stock

Upon surrender to the corporation or the transfer agent of the corporation of a certificate of shares of capital stock of the corporation duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation.

7.4 Registered Stockholders

The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

7.5 Lost, Stolen or Destroyed Certificates

The corporation may direct that a new certificate or certificates or uncertificated shares be issued to replace any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed and on such terms and conditions as the corporation may require. When authorizing the issue of a new certificate or certificates, the corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require, to indemnify the corporation in such manner as it may require, and to give the corporation a bond or other adequate security in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 8

General Provisions

8.1 Dividends

Dividends upon the shares of capital stock of the corporation, subject to any restrictions contained in the DGCL or the provisions of the Certificate of Incorporation, if any, may be declared by the Board at any regular or special meeting or by unanimous written consent. Dividends may be paid in cash, in property or in shares of capital stock of the corporation, subject to the provisions of the Certificate of Incorporation. The Board may fix any record date for purposes of determining the stockholders entitled to receive payment of any dividend as set forth in Section 2.11 above.

8.2 Dividend Reserve

Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board from time to time, in its sole discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board shall determine conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

8.3 Checks

Except as otherwise permitted in these bylaws, all checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board may from time to time designate.

8.4 Fiscal Year

The fiscal year of the corporation shall be fixed by resolution of the Board.

8.5 Corporate Seal

The Board may, by resolution, adopt a corporate seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced. The seal may be altered from time to time by the Board.

8.6 Execution of Corporate Contracts and Instruments

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

8.7 Representation of Shares of Other Corporations

Each of the Chief Executive Officer, the President or any Vice President, the Chief Financial Officer or the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary of the corporation is authorized to vote, represent and exercise on behalf of the corporation all rights incident to any and all shares of any corporation or corporations standing in the name of the corporation. The authority herein granted to said officers to vote or represent on behalf of the corporation any and all shares held by the corporation in any other corporation or corporations may be exercised either by such officers in person or by any other person authorized so to do by proxy or power of attorney duly executed by said officers.

ARTICLE 9

Amendments

These bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the stockholders or by the Board; provided, however, that notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such meeting of the stockholders or the Board, as the case may be. Any such alteration, amendment, repeal or adoption must be approved by either the vote of the holders of a majority of the shares of capital stock of the corporation issued and outstanding and entitled to vote thereon or by a majority of the entire Board.